EMPLOYMENT AGREEMENT


     Agreement made and entered into as of July 1, 2001 (the "Agreement") by and between THE ROBERT MONDAVI CORPORATION, a California corporation (the "Company") and HENRY J. SALVO, JR. (the "Executive").

                                   WITNESSETH:

     WHEREAS, the Company shall continue to employ Executive as its Chief Financial Officer. In addition he is being promoted to the position of Executive Vice President; and

     WHEREAS, the parties wish to formalize the terms and conditions of the Executive's employment;

     NOW, THEREFORE, in consideration of the mutual obligations herein contained, the parties hereto covenant and agree as follows:

     1. EMPLOYMENT. The Company employ Executive in the capacity of Chief Financial Officer and Executive Vice President. The Executive shall report to the Chief Executive Officer and perform duties specified in the job description attached hereto as Exhibit A and such other duties, consistent with his training and experience, and with duties customarily accorded a Chief Financial Officer, that the Company's Board of Directors may from time to time direct. The Executive shall initially be based in the Company's corporate offices at 841 Latour Court, Napa, California 94558, but may be relocated during the term of this Agreement to such other location in the San Francisco Bay Area where the Company establishes its corporate headquarters. Executive shall receive office space and administrative support at levels substantially similar to that received by the Company's other senior management. Throughout the term of this Agreement, the Executive shall devote his full business time and undivided attention to the business and affairs of the Company and its affiliates, except for vacation, sick leave and disability leave in accordance with the Company's policies. Nothing in this Agreement, however, shall preclude the Executive from devoting reasonable periods of time required for serving, as appropriate, as a member of a board of directors of other non-competitive companies and from engaging in charitable and public service activities, so long as such service or activities do not interfere with the performance of his duties and responsibilities under this Agreement.

     2. TERM. This Agreement shall continue until terminated pursuant to Section 4 (Termination) below. The obligations of the Company and the Executive set forth in Sections 4 (Termination), 5 (Compensation Upon Termination), 6 (Benefits Upon a Change of Control), 7 (Severance), 8 (Possible Adjustment of Payments by the Company), 9 (Confidentiality and Restrictive Covenant), 10 (Withholding) and 11 (Miscellaneous) shall survive the termination of this Agreement.


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     3. COMPENSATION. For services rendered by the Executive during the term of this Agreement, and for his performance of all additional obligations of employment consistent with this Agreement, the Company agrees to pay the Executive and the Executive agrees to accept the following salary, other compensation and benefits:

          3.1 Base Salary. During the term of this Agreement, the Company shall pay the Executive a base salary, in equal bi-weekly installments, at the annual rate of $320,000. Such base salary will be reviewed, based on the Executive's performance, on or about September 1, 2001, and on or about each subsequent September 1, by the Chief Executive Officer, with adjustments, if any, approved by the Company's Board of Directors or Compensation Committee. The Executive may elect to defer part or all of his annual salary and annual cash bonus under the Company's salary deferral plan in conformance with the terms of the plan in effect from time to time.

          3.2 Incentive Compensation. In addition to the base salary provided in
     Section 3.1 above, the Executive shall be eligible to participate in any incentive compensation plan made generally available to the Company's senior executives as such plan may exist from time to time. The amount of the Executive's annual incentive compensation shall be based on performance reviews as conducted by the Chief Executive Officer, and approved by the Company's Board of Directors or Compensation Committee.

          3.3 Equity Incentive Plans. The Executive shall be eligible to participate in the Company's stock option and equity incentive plans as such plans may be adopted from time to time. Such participation shall be in accordance with the terms and conditions of any such plan, and on a basis generally consistent with the participation of other members of senior management in such plan. Any specific grant of stock, options or other stock-based awards under any such plan shall be subject to the approval of the Board of Directors or Compensation Committee.

          3.4 Benefits and Perquisites. The Executive shall be entitled to participate, as long as he is an employee of the Company, in any and all of the Company's present or future employee benefit plans, including without limitation profit sharing, insurance plans, investing and other benefits, which are generally applicable to the Company's management; provided, however, that the accrual and receipt by the Executive of benefits under any such present or future employee benefit plan shall be determined by the provisions of such plan. The Company will pay the premiums on a $1 million life insurance policy with beneficiaries designated by the Executive. The terms and conditions of the coverage shall be substantially the same as apply to other senior management from time to time. The Executive shall be paid an automobile allowance in equal bi-weekly installments in accordance with the Company's standard procedures. At the inception of this Agreement the automobile allowance is $12,700 per year.

          3.5 Reimbursable Expenses. The Executive will be reimbursed for all reasonable expenses incurred by him in connection with the conduct of the Company's business in accordance with the Company's expense reimbursement policy then in effect and upon presentation of supporting documentation and approval of such expenditures by the Chief Executive Officer or his designee.



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



     4. TERMINATION OF EMPLOYMENT.

          4.1 Disability. In the event the Executive's employment terminates due to total and permanent disability he will continue to receive, for a period of eighteen (18) months, the same base salary which he was receiving prior to such disability, offset by payments under the Executive's long-term disability insurance policy, as such policy may be amended from time to time (the "LTD Policy"). For all purposes of this Agreement, "disability" shall be determined by reference to the LTD Policy.

          4.2 Death. In the event of the death of the Executive during the term of this Agreement, the Executive's rights and benefits under employee benefit plans and programs of the Company, including life insurance, will be determined in accordance with the terms and conditions of such plans and programs as in effect on this date of death, and the Company shall thereafter have no obligation to make any payments to the Executive pursuant to Section 3 of this Agreement except any payments, rights or benefits as may be already earned or vested up to the date of death.

          4.3 Termination by the Company With Good Cause; Termination by the Employee Without Good Reason. The Company may terminate this Agreement and Executive's employment at any time with "Good Cause" (as defined below) or Employee may voluntarily resign his employment by the Company without "Good Reason" (as defined in Section 4.5 below). In such event, this Agreement shall terminate on such date as shall be specified in writing by the Company or on the 30th day following written notice of resignation by the Executive. As used herein, the term "Good Cause" shall mean (i) willful misconduct, dishonesty, or fraud by Executive in the performance of his duties hereunder which is injurious to the business interests of the Company or which results in gain to or personal enrichment of Executive or the members of Executive's family at the Company's expense, (ii) the continuing refusal of Executive to perform the material duties or to render material services assigned to him from time to time consistent with this Agreement after written notice by the Company to Executive of such refusal and Executive's failure to cure such refusal within thirty (30) days of such notice, or (iii) the conviction of Executive of a felony or any misdemeanor involving dishonesty or moral turpitude.

          4.4 Termination by the Company Without Good Cause. The Company may terminate this Agreement and Executive's employment at any time without Good Cause. In such event, this Agreement shall terminate on the 30th day following written notice of such termination by the Company.

          4.5 Termination by Employee for Good Reason. Executive may terminate this Agreement and Executive's employment for any of the following reasons. In such event, this Agreement shall terminate on the 30th day following written notice of such termination by the Executive. As used herein, "Good Reasons" shall include the occurrence of either of the following:

               a. Company (or its successor following a reorganization, merger or consolidation) fails to perform any material obligation of Executive's employment (or any such successor fails to assume the Company's obligations under this Agreement) after notice by Executive to Company of such failure and the Company does not cure such failure within thirty (30) days after receipt of written notice from Executive; or

               b. The assignment to Executive of duties (i) materially less than those in force at the effective date of this Agreement or as subsequently modified with Executive's acquiescence, (ii) materially inconsistent with the terms of this Agreement, or (iii) materially inconsistent with duties typically performed by senior managers with equivalent positions in the wine industry.


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

     5. COMPENSATION UPON TERMINATION.

               5.1 Termination by Company Without Cause; Termination by Employee With Good Reason. In the event the Company initiates termination of Executive's employment pursuant to Section 4.4 or the Executive gives notice of his resignation pursuant to Section 4.5 more than 30 days prior to a Change of Control (as defined in the following Section 6.1) or more than 24 months after a Change of Control, the Company shall within 15 days after such termination (i) pay to the Executive a lump-sum payment equal to his then base salary for eighteen (18) months and (ii) the Company shall, at its discretion, either continue Executive's participation in the Company's health insurance plan for the same eighteen (18) month period subsequent to termination or reimburse Executive for any COBRA payments necessary to maintain such coverage, in each instance at the same cost to Executive as he paid before termination, taking into account his responsibility for the employee premium. The "tail period" during which Executive may exercise any vested options and all other matters pertaining to options or other stock-based awards shall be governed by the relevant provisions of the applicable stock plan.

     6. BENEFITS UPON A CHANGE OF CONTROL.

          6.1 Change of Control. For purposes of this Agreement "Change of Control" means the first of the following events to occur after the effective date of this Agreement. "Exchange Act" means the Securities Exchange Act of 1934, as amended:

               a. Any person acquires, together with that person's Affiliates and Associates (as defined in Rule 12(b)(2) under the Exchange Act), Beneficial Ownership (as defined in Rule 13(d)(3) under the Exchange
          Act) of 50% or more of the Company's issued and outstanding Class A Common Shares or 20% or more of its issued and outstanding Class B Common Shares;

               b. Robert G. Mondavi and his lineal descendants as a group own securities representing less than 51% of the combined voting power of the Company's issued and outstanding voting securities;

               c. During any period of two consecutive years (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the Company's Board of Directors (and any new director, whose election by the board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved), cease for any reason to constitute a majority of directors then constituting the board;


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

               d. A reorganization, merger or consolidation of the Company is consummated (other than a reorganization resulting from the Company's insolvency), in each case, unless, immediately following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company's voting stock outstanding immediately prior to such reorganization, merger or consolidation in substantially the same proportion as their beneficial ownership of such voting stock immediately before the reorganization, merger or consolidation, (ii) no person (but excluding for this purpose any person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of any class of the Company's issued and outstanding voting stock) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Company's board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation;

               e. The consummation of (i) a complete liquidation or dissolution of the Company (other than as a result of the Company's insolvency) or
          (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to any corporation with respect to which, immediately following such sale or other disposition, (A) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Company's voting securities outstanding immediately prior to such sale or other disposition of assets, (B) no person (but excluding for this purpose any person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of any class of the Company's issued and outstanding voting stock) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the board at the time of the execution of the initial agreement or action of the board providing for such sale or other disposition of assets of the Company; or

               f. The Executive's employment is terminated or the Executive resigns at any time (without regard to the express limitations hereinbelow to the period beginning 30 days before and ending 24 months after one of the defined events constituting a Change of Control) in circumstances (a "Deemed Change of Control") where the Executive reasonably establishes that his termination or resignation was on account of or in anticipation of a Change of Control.

          Notwithstanding the foregoing, in no event shall a "Change of Control" be deemed to have occurred with respect to Executive, if Executive is part of a "group," within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the date hereof, which consummates the Change of Control transaction. In addition, for purposes of the definition of "Change of Control" a person engaged in business as an underwriter of securities shall not be deemed to be the "Beneficial Owner" of, or to "beneficially own," any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.


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

          6.2 Vesting of Stock-Based Awards. Provided that Executive remains in the employment of the Company as of the date 30 days preceding a Change of Control, or if there is a Deemed Change of Control, then upon the occurrence of the Change of Control or a Deemed Change of Control each stock option and other stock-based award previously granted to him shall continue to vest for so long as Executive's employment continues. If termination of the Executive's employment is initiated within 30 days before or two (2) years after the Change of Control (or immediately in case of a Deemed Change of Control):

               a. Each stock option and stock appreciation right then held by Executive shall become fully (100%) vested and exercisable;

               b. Any and all forfeiture provisions, transfer restrictions and any other restrictions applicable to awards of restricted stock then held by Executive shall immediately lapse in their entirety; and

               c. The performance goals applicable to any performance-based awards granted to Executive and outstanding immediately prior to the Change of Control or Deemed Change of Control (and any other applicable goals or objectives necessary for the vesting and payment of any such awards) will be deemed to have been fully satisfied (i.e., achieved at the maximum performance level) and all applicable forfeiture provisions, transfer restrictions and any other restrictions shall immediately lapse in their entirety and all such awards shall be fully and immediately payable.


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     7. SEVERANCE.

          7.1 Termination Without Cause by the Company or by Executive for Good Reason. If (i) Executive's employment with the Company is terminated during the period commencing 30 days before a Change of Control and ending as of the second anniversary of the Change of Control (x) by the Company without Good Cause (other than by reason of the Executive's disability or death) or
     (y) by Executive for Good Reason, or if (ii) there is a Deemed Change of Control, then the Executive shall be entitled to the following benefits:

               a. The Company shall pay Executive, within the time required by applicable California law, the sum of (A) his accrued unpaid base salary through the date of termination, (B) any prior year bonus earned but not paid and (C) the full value of all vacation accrued but not used as of the termination, determined as if the rules and practices applicable under the Company's vacation policy in place immediately prior to the Change of Control or Deemed Change of Control had remained in effect through the termination. The Company shall continue its contributions on Executive's behalf to the Company's qualified retirement plan and the SERP in respect of amounts paid to Executive under this subsection 7(a) and the following subsection 7(b). If under applicable law or regulations any such contribution is forbidden, then the Company shall make a direct payment in the same amount to Executive.

               b. The Company shall pay Executive, within fifteen days after his termination in a single cash payment, an amount equal to two (2) times the sum of Executive's base salary and Bonus Amount. For this purpose "Bonus Amount" means the highest annual bonus paid to Executive in respect of the three consecutive fiscal years of the Company ended immediately prior to the Change of Control or Deemed Change of Control or, if greater, the highest annual bonus paid to Executive in respect of any annual period ended after the occurrence of a Change of Control or Deemed Change of Control, but prior to his Termination.

               c. The Company shall provide to Executive the same health coverage for 18 months as stipulated in section 5.1.

               d. The Company shall reimburse Executive for the cost of any outplacement and career counseling services received by Executive within the two (2) year period following his termination, up to a maximum aggregate reimbursement of $15,000.

               e. Executive shall receive any other benefits under other plans and programs of the Company in accordance with their terms.

               f. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in respect of any claims which the Company may have against Executive, nor, except as provided in Section 7.1(c), shall the amount of any payment or benefit provided for in this Section 7.1 be reduced by any compensation earned as a result of Executive's employment with another employer.

          7.2 Any Other Termination. If, during the period beginning 30 days before and ending two years following a Change of Control, the Executive is terminated by the Company with Good Cause or he resigns without Good Reason, Executive shall be entitled to receive his base salary through the date of termination, any prior year bonus earned but not paid and the full value of all vacation accrued but not used as of his termination, payable in a single cash payment within ten days after his termination, and any other benefits under other plans and programs of the Company in accordance with their terms.




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




     8. POSSIBLE ADJUSTMENT OF Payments by the Company.

          8.1 For purposes of this Section 8, (i) a Payment shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (ii) Severance Payment shall mean a Payment paid or payable pursuant to section 5 or 6 of this Agreement (disregarding this Section 8);
     (iii) Net After Tax Receipt shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Executive's taxable income for the immediately preceding taxable year; (iv) Present Value shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (v) Reduced Amount shall mean the smallest aggregate amount of Payments which (x) is less than the sum of all Payments and (y) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Payments were any other amount less than the sum of all Payments.

          8.2 Anything in this Agreement to the contrary notwithstanding, in the event that PricewaterhouseCoopers or its successor firm (the "Accounting Firm") shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a "Reduced Amount." If the Accounting Firm determines that there is a Reduced Amount, the aggregate Severance Payments shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount exceeds the aggregate Severance Payments, the aggregate Payments shall, after the reduction of all Severance Payments, be reduced (but not below zero) in the amount of such excess.

          8.3 If the Accounting Firm determines that aggregate Severance Payments or Payments, as the case may be, should be reduced to the Reduced Amount, the Company shall give the Executive notice to that effect and a copy of the detailed supporting calculations thereof within 15 business days of the receipt of the Accounting Firm's determination. The Executive may then elect, in his sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount), and shall advise the Company in writing of his election within ten days of his receipt of notice. If no such election is made by the Executive within such ten-day period, the Company may elect which of the Severance Payments or Payments, as the case may be, shall be eliminated or reduced (as long as after such election the present value of the aggregate Severance Payments or Payments, as the case may be, equals the Reduced Amount) and shall notify the Executive promptly of such election. All fees and expenses of the Accounting Firm hall be borne solely by the Company. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Executive. Within five days of receipt of the Accounting Firm's determination, the Company shall pay to or distribute for the benefit of the Executive such Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Payments as become due to the Executive under this Agreement.

          8.4 While it is the intention of the Company and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax Receipts to the Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Company together with interest at the Applicable Federal Rate provided for in Section 7872(f)(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the Applicable Federal Rate provided for in Section 7872(f)(2) of the Code.


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     9. CONFIDENTIALITY AND RESTRICTIVE COVENANT.

          9.1 The Executive will not at any time, whether while employed by the Company or thereafter, reveal to any person, firm or entity any trade or business secrets or confidential, secret or privileged information about the business of the Company or its subsidiaries or affiliates or its officers, directors, employees or shareholders except as shall be required by law or in the proper conduct of the Company's business.

          9.2 For a period of one hundred eighty (180) days following any termination of this Agreement, the Executive shall not recruit, attempt to hire, direct, assist others in recruiting or hiring, or encourage any employee of the Company to terminate his employment with the Company or to accept employment with any subsequent employer or business with whom the Executive is affiliated or receiving compensation in any way.

     10. WITHHOLDING. All amounts payable hereunder which are or may become subject to withholding under pertinent provisions of law or regulation shall be reduced for applicable income and/or employment taxes required to be withheld.


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     11. MISCELLANEOUS.

          11.1 This Agreement (including the Exhibits hereto) supersedes any prior agreements or understandings, oral or written, with respect to employment of the Executive and constitutes the entire Agreement with respect thereto, except for any written agreements or any other documents between the Company and the Executive pursuant to the Company's employee benefit, incentive compensation or equity plans. This agreement cannot be altered or terminated orally and may be modified only by a subsequent written agreement executed by both of the parties hereto.

          11.2 This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          11.3 This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns. In that this Agreement constitutes a non-delegable personal services agreement, it may not be assigned by the Executive and any attempted assignment by the Executive in violation of this covenant shall be null and void.

          11.4 The failure of either party to insist on strict compliance with any of the terms of this Agreement will not be deemed to be a waiver of any terms of this Agreement or of the part's right to require strict compliance of the terms of this Agreement in any other instance.

          11.5 The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provisions, which shall remain in full force and effect.

          11.6 No party to this Agreement may initiate litigation with regard to any dispute with respect to this Agreement until after all remedies set forth in this Subsection 11.6 have been exhausted. In the event of any dispute arising over this Agreement, either party shall have the right by giving written notice to the other party (the "Mediation Notice") to initiate non-binding mediation to be conducted by a mediator mutually agreed to by the parties or, in the event the parties are unable to reach such agreement within thirty (30) days of the giving of the Mediation Notice, by a mediator appointed by the American Arbitration Association ("AAA") in accordance with the rules and regulations of the AAA, or by any other body mutually agreed upon by the parties. Mediation shall take place at San Francisco, California or any other location mutually agreeable to the parties. In the event the parties resolve their dispute in mediation, they shall enter into a mutual written agreement, which shall be binding on both parties. In the event such agreement has not been entered into by the parties within ninety (90) days after the selection of the mediator pursuant to this Subsection 11.6, either party may initiate civil litigation provided that any such litigation shall take place only in the Superior Court for Napa County.

          11.7 In the event of any breach of this Agreement that results in litigation between the parties, the prevailing party shall be entitled to its reasonable attorneys ' fees, expert witness fees and costs of suit. The prevailing party shall be determined by the court, based upon an assessment of which party's major arguments or positions taken in the proceedings could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues in the court's decision.

          11.8 This Agreement may be executed in one or more counterparts. Any copy of this Agreement with the original signatures of all parties appended shall constitute an original.


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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

    THE ROBERT MONDAVI CORPORATION      EXECUTIVE



By: /s/ Gregory M. Evans                /s/ Henry J. Salvo, Jr.
    --------------------                -----------------------
    Gregory M. Evans                    Henry J. Salvo, Jr.
    Chief Executive Officer